Exhibit 5.1
HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL    804 • 788 • 8200
FAX   804 • 788 • 8218
File No: 59490.000014
June 10, 2009
Board of Directors
MercadoLibre, Inc.
Tronador 4890, 8th Floor
Buenos Aires, C1430DNN
Registration Statement on Form S-8
Relating to the 2009 Equity Compensation Plan of MercadoLibre, Inc.
Ladies and Gentlemen:
We have acted as special counsel to MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on June 10, 2009 pursuant to which the Company is registering an aggregate of 294,529 shares of common stock, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”), issuable by the Company pursuant to the Company’s 2009 Equity Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
In connection with the foregoing, we have examined the following:
(a)	the Registration Statement;

(b)	the Fourth Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on June 9, 2009 and the President and Chief Executive Officer of the Company and the Executive Vice President and Chief Financial Officer of the Company (collectively, the “Certifying Officers”) on June 9, 2009;

(c)	a certificate, dated June 9 2009, from the Secretary of State of the State of Delaware as to the Company’s existence, due incorporation and good standing in the State of Delaware;

(d)	the Amended and Restated Bylaws of the Company, as certified by the Certifying Officers on June 9, 2009;

(e)	resolutions adopted by the Board of Directors of the Company on April 22, 2009 and the Compensation Committee of the Board of Directors of the Company on April 20, 2009, as certified by the Certifying Officers on June 9, 2009 (the “Resolutions”); and

(f)	the Plan.

MercadoLibre, Inc.
June 10, 2009

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon certificates of officers of the Company and upon certificates of public officials.
We do not purport to express an opinion on any laws other than the General Corporation Law of the State of Delaware.
Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Shares have been duly authorized and, if and when issued in accordance with the terms of the Plan, and upon payment for the Shares in accordance with award agreements duly authorized thereunder, assuming that at the times of any such issuances the Company has a sufficient number of authorized and unissued shares of common stock available therefor, the Shares will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,
/s/ Hunton & Williams LLP

08462/03743/06518